UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 22, 2013

CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	77-0148231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5 San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)
(408) 943-1234
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On April 22, 2013 (the “Effective Date”), Cadence Design Systems, Inc. (“Cadence”) completed its previously announced acquisition of Tensilica, Inc. (“Tensilica”) pursuant to the Agreement and Plan of Merger, dated March 11, 2013 (the “Merger Agreement”), by and among Cadence, Tundra Holdings, Inc., a wholly-owned subsidiary of Cadence ("Holdings"), Tundra Subsidiary Corporation, a wholly-owned subsidiary of Holdings (“Acquisition Sub”), Tensilica and Shareholder Representative Services LLC (solely in its capacity as stockholder agent).
Under the terms of the Merger Agreement, Acquisition Sub merged with and into Tensilica on the Effective Date (the “Merger”), with Tensilica continuing as the surviving entity and becoming an indirect wholly-owned subsidiary of Cadence. The cash outlay at closing, after taking into account adjustments for certain costs and an estimated $25 million of cash held by Tensilica at closing, was approximately $326 million. In addition, Cadence assumed the unvested stock options granted to the employees of Tensilica who became employees of Cadence after the Merger.
The summary above does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which Cadence intends to file as an exhibit to Cadence's Quarterly Report on Form 10-Q for the quarter ended March 30, 2013.

Item 2.02. Results of Operations and Financial Condition.
On April 24, 2013, Cadence issued a press release announcing its financial results for the first quarter ended March 30, 2013.
A copy of the press release is attached hereto as Exhibit 99.01 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.01	Press Release issued by Cadence Design Systems, Inc. on April 24, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 24, 2013

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ Geoffrey G. Ribar
Geoffrey G. Ribar
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.01	Press Release issued by Cadence Design Systems, Inc. on April 24, 2013.